11-13-2.  Revenue sharing of tribal gaming revenue.


The governor is authorized to execute a revenue-sharing agreement in the form substantially set forth in this section with any New Mexico Indian nation, tribe or pueblo that has also entered into an Indian gaming compact as provided by law. Execution of an Indian gaming compact is conditioned upon execution of a revenue-sharing agreement. The consideration for the Indian entity entering into the revenue-sharing agreement is the condition of the agreement providing limited exclusivity of gaming activities to the tribal entity. The revenue-sharing agreement shall be in substantially the following form and is effective when executed by the governor on behalf of the state and the appropriate official of the Indian entity:


                           "REVENUE-SHARING AGREEMENT"

     1. Summary and consideration. The Tribe shall agree to contribute a portion of its Class III Gaming revenues identified in and under procedures of this Revenue-Sharing Agreement, in return for which the State agrees that the Tribe:

     A. has the exclusive right within the State to provide all types of Class III Gaming described in the Indian Gaming Compact, with the sole exception of the use of Gaming Machines, which the State may permit on a limited basis for racetracks and veterans' and fraternal organizations; and

     B. will only share that part of its revenue arising from the use of Gaming Machines and all other gaming revenue is exclusively the Tribe's.

     2. Revenue to State. The parties agree that, after the effective date hereof, the Tribe shall make the quarterly payments provided for in Paragraph 3 of the Revenue Sharing Agreement to the state treasurer for deposit into the General Fund of the State ("State General Fund").

     3. Calculation of Revenue to State.

     A. As used in this Revenue-Sharing Agreement, "net win" means the annual total amount wagered at a Gaming Facility on Gaming Machines less the following amounts:

          (1)  the annual amount paid out in prizes from gaming on Gaming
               Machines;

          (2)  the actual amount of regulatory fees paid to the state; and

          (3) the sum of two hundred fifty thousand dollars ($250,000) per year as an amount representing tribal regulatory fees, with these amounts increasing by five percent (5%) each year beginning on the first day of January occurring after the Compact has been in effect for at least twelve months.

     B. The Tribe shall pay the state sixteen percent (16%) of the net win.

     C. For purposes of these payments, all calculations of amounts due shall be based upon the quarterly activity of the gaming facility. Quarterly payments due to the State pursuant to these terms shall be paid no later than twenty-five
(25) days after the last day of each calendar quarter. Any payments due and owing from the Tribe in the quarter the Compact is approved, or the final quarter the Compact is in force, shall reflect the net win, but only for the portion of the quarter the Compact is in effect.

     4. Limitations. The Tribe's obligation to make the payments provided for in Paragraphs 2 and 3 of this section shall apply and continue only so long as there is a binding Indian Gaming Compact in effect between the Tribe and the State, which Compact provides for the play of Class III Gaming, but shall terminate in the event of any of the following conditions:

     A. If the State passes, amends, or repeals any law, or takes any other action, which would directly or indirectly attempt to restrict, or has the effect of restricting, the scope of Indian gaming.

     B. If the State permits any expansion of nontribal Class III Gaming in the State. Notwithstanding this general prohibition against permitted expansion of gaming activities, the State may permit: (1) the enactment of a State lottery,
(2) any fraternal, veterans or other nonprofit membership organization to operate such electronic gaming devices lawfully, but only for the benefit of such organization's members, (3) limited fundraising activities conducted by nonprofit tax exempt organizations pursuant to Section 30-19-6 NMSA 1978, and
(4) any horse racetracks to operate electronic gaming devices on days on which live or simulcast horse racing occurs.

     5. Effect of Variance. In the event the acts or omissions of the State cause the Tribe's obligation to make payments under Paragraph 3 of this section to terminate under the provisions of Paragraph 4 of this section, such cessation of obligation to pay will not adversely affect the validity of the Compact, but the amount that the Tribe agrees to reimburse the State for regulatory fees under the Compact shall automatically increase by twenty percent (20%).

     6. Third-Party Beneficiaries. This Agreement is not intended to create any third-party beneficiaries and is entered into solely for the benefit of the Tribe and the State."


History: Laws 1997, ch. 190, ss. 2.